Exhibit 99.1

Innodata Reports First Quarter 2016 Results

NEW YORK – May 11, 2016 – INNODATA INC. (NASDAQ: INOD) today reported results for the first quarter ended March 31, 2016.

•	Total revenue was $15.7 million in the first quarter of 2016, a 1% sequential increase from $15.5 million in the fourth quarter of 2015 and a 14% increase from $13.8 million in the first quarter of 2015.

•	Net earnings were $3,000 in the first quarter of 2016, or $0.00 per diluted share, compared to a net loss of $0.6 million in the fourth quarter of 2015, or $(0.02) per diluted share. Net loss in the first quarter of 2015 was $1.8 million, or $(0.07) per diluted share.

•	Adjusted EBITDA (as defined below) was $1.4 million in the first quarter of 2016 compared to $0.9 million in the fourth quarter of 2015 and a loss of $0.4 million in the first quarter of 2015.

•	Cash, cash equivalents and investments were $25.4 million at March 31, 2016 compared to $24.9 million at December 31, 2015.

Jack Abuhoff, Chairman and CEO, said, “The improvement in our performance this quarter reflects an unanticipated increase in the revenue of our Content Services segment. Revenue of this segment was approximately $0.5 million in excess of the top range of our guidance.”

Abuhoff continued, “In our IADS segment, revenue increased from $700,000 last quarter to $900,000 this quarter. We released our new Synodex 4.0 product, and we expect to begin work with two new customers in the second quarter. Revenue of our Media Intelligence Solutions segment was flat at approximately $1.15 million, primarily due to a 6% appreciation in the U.S. dollar versus the Canadian dollar. Our most prized new customer wins are a leading fast food chain and a major global bank. The total customer count at the end of the quarter was 126.”

Abuhoff concluded, “We anticipate second quarter revenue to be in the range of $14.9 – 15.5 million, consisting of Content Services revenue in the range of $12.7 – 13.0 million, IADS revenue in the range of $1.0 – 1.2 million, and Media Intelligence Solutions revenue in the range of $1.15 - 1.25 million.”

Non-GAAP Financial Measures

This press release and the accompanying tables include references to Adjusted EBITDA, which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) attributable to Innodata Inc. and subsidiaries in accordance with GAAP before income taxes, depreciation, amortization of intangible assets, stock-based compensation, loss attributable to non-controlling interests and interest income (expense). We believe Adjusted EBITDA is useful to our management and investors in evaluating our operating performance and for financial and operational decision-making purposes. In particular, it facilitates comparisons of the core operating performance of our company from period to period on a consistent basis and helps us identify underlying trends in our business. We believe it provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects, and allows for greater transparency with respect to key metrics used by management in our financial and operational decision making. We use this measure to establish operational goals for managing our business and evaluating our performance.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect tax payments, and such payments reflect a reduction in cash available to us;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or for our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA excludes the potential dilutive impact of stock-based compensation expense related to our workforce, interest income (expense) and net loss attributable to non-controlling interests, and these items may represent a reduction or increase in cash available to us;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should be considered alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

A reconciliation from net income (loss) to Adjusted EBITDA is attached to this release.

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 11:00 AM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-888-539-3612 (Domestic)

1-719-457-2083 (International)

1-888-203-1112 (Domestic Replay)

1-719-457-0820 (International Replay)

Pass code on both: 4499730

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata

Innodata (NASDAQ: INOD) is a global digital services and solutions company. Innodata’s technology and services power leading information products and online retail destinations around the world. Innodata’s solutions help prestigious enterprises harness the power of digital data to re-imagine how they operate and drive performance. Innodata serves publishers, media and information companies, digital retailers, banks, insurance companies, government agencies and many other industries.

Founded in 1988, Innodata comprises a team of 5,000 diverse people in 8 countries who are dedicated to delivering services and solutions that help the world’s businesses make better decisions.

Recent Innodata honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Forward Looking Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely,” “goals,” “optimistic” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including without limitation, that contracts may be terminated by clients; projected or committed volumes of work may not materialize; our Innodata Advanced Data Solutions (“IADS”) segment is a venture formed in 2011 with minimal revenue to date, that has incurred losses since inception and has recorded impairment charges for all of its fixed assets; we currently intend to continue to invest in IADS; the primarily at-will nature of contracts with our Content Services clients and the ability of these clients to reduce, delay or cancel projects; continuing Content Services segment revenue concentration in a limited number of clients; continuing Content Services segment reliance on project-based work; inability to replace projects that are completed, canceled or reduced; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies that we may acquire; depressed market conditions; changes in external market factors; the ability and willingness of our clients and prospective clients to execute business plans which give rise to requirements for our services; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Our actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements will occur.

We undertake no obligation to update or review any guidance or other forward-looking information, whether as a result of new information, future developments or otherwise.

Company Contact

Raj Jain

Vice President

Innodata Inc.

rjain@innodata.com

(201) 371-8024

 INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(Dollars in thousands, except per-share amounts)

	Three Months Ended
	March 31,
	2016	2015

Revenues	$15,698	$13,802

Operating costs and expenses:
Direct operating expenses	11,465	11,125
Selling and administrative expenses	3,811	4,135
Interest expense (income), net	13	(26)
Total	15,289	15,234
Income (loss) before income taxes	409	(1,432)
Provision for income taxes	518	554
Net loss	(109)	(1,986)
Loss attributable to non-controlling interests	112	146
Net income (loss) attributable to Innodata Inc.
and Subsidiaries	$3	$(1,840)

Income (loss) per share attributable to
Innodata Inc. and Subsidiaries:
Basic and diluted	$0.00	$(0.07)
Weighted average shares outstanding:
Basic	25,445	25,337
Diluted	25,574	25,337

Net loss attributable to
Innodata Inc. and Subsidiaries	$(109)	$(1,986)
Pension liability adjustment, net of taxes	(82)	10
Change in fair value of derivatives, net of taxes	439	506
Foreign currency translation adjustment, net of taxes	356	(539)
Comprehensive loss attributed to non controlling interest	112	146
Comprehensive income (loss) attributable to
Innodata Inc. and Subsidiaries	$716	$(1,863)

Supplemental Financial Data:
Adjusted EBITDA	$1,353	$(446)

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$25,386	$24,908
Accounts receivable, net	10,317	9,249
Prepaid expenses and other current assets	3,018	2,900
Deferred income taxes	339	282
Total current assets	39,060	37,339
Property and equipment, net	4,515	4,723
Other assets	2,279	2,330
Deferred income taxes	1,345	1,382
Intangibles, net	4,124	3,987
Goodwill	1,531	1,476
Total assets	$52,854	$51,237

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$5,495	$4,562
Accrued salaries, wages and related benefits	4,739	4,905
Income and other taxes	1,254	1,255
Current portion of long-term obligations	1,453	1,582
Deferred income taxes	-	76
Total current liabilities	12,941	12,380
Deferred income taxes	737	716
Long-term obligations	3,588	3,436
Non-controlling interests	(3,359)	(3,507)
STOCKHOLDERS' EQUITY	38,947	38,212
Total liabilities and stockholders’ equity	$52,854	$51,237

INNODATA INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

(Dollars in thousands)

Adjusted EBITDA

	Three Months Ended
	March 31,
	2016	2015

Net income (loss) attributable to Innodata Inc and Subsidiaries	$3	$(1,840)
Depreciation and amortization	652	727
Stock-based compensation	279	285
Provision for income taxes	518	554
Interest income, net	13	(26)
Non-controlling interests	(112)	(146)
Adjusted EBITDA	$1,353	$(446)

Adjusted EBITDA (by segment)

	Three Months Ended
	March 31,
	2016	2015

Content Services	$2,363	$611
IADS	(687)	(1,009)
MIS	(323)	(48)
Adjusted EBITDA	$1,353	$(446)